QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.5

RIGHT OF FIRST REFUSAL AGREEMENT

BY AND AMONG

GRUPO GIGANTE, S.A. DE C.V

and

ROBERT E. PRICE, SOL PRICE, THE PRICE FAMILY CHARITABLE FUND, THE
PRICE GROUP LLC, THE ROBERT AND ALLISON PRICE TRUST, THE
ROBERT & ALLISON PRICE CHARITABLE REMAINDER TRUST, THE PRICE FAMILY
CHARITABLE TRUST, AND THE SOL AND HELEN PRICE TRUST

Dated as of January 15, 2002

RIGHT OF FIRST REFUSAL AGREEMENT

        This Agreement for the Right of First Refusal to purchase stock (including the exhibits hereto, this "Agreement") is entered into as of January 15, 2002 by and among Robert E. Price, Sol Price, The Price Family Charitable Fund, The Price Group LLC, the Robert and Allison Price Trust, the Robert & Allison Price Charitable Remainder Trust, the Price Family Charitable Trust, and the Sol and Helen Price Trust (collectively the "Price Entities") and Grupo Gigante, S.A. de C.V. ("Gigante"). Each of the Price Entities and Gigante are referred to in this Agreement as a "Party," and collectively as the "Parties."

RECITALS

        WHEREAS, the Price Entities own an aggregate of 2,356,520 shares of Common Stock (as defined below) and upon consummation of the Price Preferred Stock Purchase Agreement (as defined below) will own 5,000 shares of Series A Preferred Stock (as defined below) of PriceSmart, Inc., a Delaware corporation ("PriceSmart"), which is involved in the sale of general merchandise, food and related products and services;

        WHEREAS, Gigante is also involved in the sale of general merchandise, food and related products and services and wishes to invest in PriceSmart;

        WHEREAS, concurrently with entering into this Agreement, Gigante is entering into a Series A Preferred Stock and Warrant Purchase Agreement, dated as of the date hereof, with PriceSmart (the "Gigante Preferred Stock and Warrant Purchase Agreement") pursuant to which it will invest a total of fifteen million U.S. dollars ($15,000,000) in PriceSmart;

        WHEREAS, concurrently with entering into this Agreement Gigante and PriceSmart are entering into a Shareholders' Agreement, dated as of the date hereof, (the "Shareholders' Agreement") relating to the formation of a joint venture for the operation of warehouse stores in the United Mexican States, and PriceSmart and The Price Family Charitable Fund, the Price Family Charitable Trust, The Price Group LLC, The Robert & Allison Price Charitable Remainder Trust and The Sol and Helen Price Trust are entering into a Preferred Stock Purchase Agreement (the "Price Preferred Stock Purchase Agreement");

        WHEREAS, the Price Entities deem Gigante's investment and the formation of the joint venture to be beneficial to their own investments in PriceSmart;

        WHEREAS, as a condition to making its investment and entering into the joint venture, Gigante requires the agreement of the Price Entities to give Gigante the opportunity to purchase any Common Stock that the Price Entities may wish to sell in the future; and

        WHEREAS, in order to set forth certain rights and obligations of the Parties relating to the right of first refusal to be granted by the Price Entities to Gigante, the Parties desire to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

        1.    DEFINED TERMS.

        As used in this Agreement,

                (a)  "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act of 1934 as is effect on the date hereof.

                (b)  "Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Act of 1934, as amended, as in effect on the date hereof, except that a Person shall be deemed to Beneficially Own all such securities that such Person has the right to acquire by conversion or otherwise whether such right is exercisable immediately or after the passage of time). The terms "Beneficial Ownership," "Beneficial" and "Beneficial Owner" have correlative meanings.

                (c)  "Business Combination" means (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving PriceSmart or one or more of its subsidiaries, the assets of which, individually or in the aggregate, would constitute 50 percent or more of the consolidated assets of PriceSmart, taken as a whole; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50 percent or more of the assets of PriceSmart and its subsidiaries, taken as a whole, in a single transaction or series of related transactions, in either case upon the completion of which the holders of Common Stock (as opposed to PriceSmart) receive consideration in the form of cash, securities or other property.

                (d)  "Business Day" means any day, other than a Saturday, Sunday or a day on which banking institutions in the State of California or in the United Mexican States are authorized or obligated by law, regulation or executive order to close.

                (e)  "Common Stock" means shares of common stock, par value $0.0001 per share, of PriceSmart.

                (f)    "Constructive Sale" means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing.

                (g)  "Person" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or governmental entity.

                (h)  "Proposed Transferor" means any Price Entity, including its successors and permitted assignees, that proposes to make a Transfer of Shares or engage in a transaction which, if effected, would constitute a Transfer of Shares.

                (i)    "Series A Preferred Stock" means shares of 8% Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share, of PriceSmart.

                (j)    "Shares" means any shares of Common Stock and Series A Preferred Stock.

                (k)  "Transfer" means, with respect to any security, (i) the sale, transfer, pledge, mortgage, hypothecation, encumbrance, assignment, Constructive Sale, gift, bequest, devise or other disposition of such security or the record or Beneficial Ownership thereof, including a tender into any cash tender or exchange offer and (ii) any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. For the avoidance of doubt, the consummation of any Business Combination shall be deemed to effect a Transfer of all Shares Beneficially Owned by each Price Entity for a per Share consideration equal to the per Share consideration to be paid in connection with such Business Combination.

        2.    RIGHT OF FIRST REFUSAL.

                (a)    Restriction on Transfer.    For a period of one (1) year from the Closing (as defined in the Gigante Preferred Stock and Warrant Purchase Agreement), no Proposed Transferor will, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, Transfer any Shares to any Person other than (i) to another Price Entity, (ii) to Gigante; or (iii) in the case of a Price Entity that is a trust, to a beneficiary of the trust upon the occurrence of events requiring such a Transfer under the governing documents of the trust without, in each case, first making an irrevocable written offer to Gigante to sell to Gigante all such Shares in accordance with the terms of this Agreement; provided, however, that the Price Entities may Transfer up to 50,000 Shares in the aggregate without regard to the restrictions contemplated hereby and the recipient of such Shares shall take such Shares free from any restrictions or obligations arising under this Agreement.

                (b)    Notice.    Prior to consummating any Transfer of Shares the Proposed Transferor shall provide Gigante with written notice at its address set forth in Section 13 below (the "Transfer Notice") of such proposed Transfer, which notice shall set forth the Proposed Transferor's offer to sell first to Gigante the number of Shares proposed to be Transferred to any other Person at the same price per Share (or, if not cash, the cash value thereof) and upon the same terms and conditions as the Proposed Transferor has received in a bona fide offer for such Shares from the proposed purchaser (the "Option"). The Transfer Notice shall set forth: (i) the name and address of the Proposed Transferor and the number of Shares proposed to be Transferred, (ii) the proposed amount of payment and terms and conditions of payment to be made by the proposed purchaser, and (iii) that the proposed purchaser has been informed of the right of first refusal provided for in this Agreement and has agreed to act in accordance with the terms hereof. The public announcement of the entering by PriceSmart or any Price Entity into any agreement to effect a Business Combination shall be deemed to be a Transfer Notice with respect to all Shares Beneficially Owned by each Price Entity and within five (5) business days after of such public announcement, the Proposed Transferor shall provide Gigante with a complete Transfer Notice in accordance with this Section 2(b).

                (c)    Exercise of Option to Purchase.

                        (1)  Upon receipt of a Transfer Notice, Gigante shall have the Option, for a period of thirty (30) days following the date the Transfer Notice is given (the "Option Period"), to acquire all, but not less than all, of the Shares specified in the Transfer Notice at the same price per Share and upon the same terms and conditions as specified in the Transfer Notice; provided, however, that in the event that the Proposed Transferor proposed to Transfer such Shares for non-cash consideration, Gigante shall have the option to acquire such Shares for the equivalent value in cash of such non-cash consideration; and provided further that if the Proposed Transferor's obligation to deliver the Transfer Notice arises in connection with a third-party tender offer or exchange offer for shares of Common Stock, the Option Period shall expire upon the earlier of (i) three (3) business days prior to the expiration date for such tender offer or exchange offer and (ii) thirty (30) days following the date the Transfer Notice is given. With respect to any non-cash consideration consisting of publicly traded securities of any other Person, the cash value of such consideration shall be determined by reference to the average of the volume-weighted average selling price per share per day of such securities as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by the Parties) for the ten consecutive trading days ending on the Business Day prior to and not including the last day of the Option Period.

                        (2)  The Option shall be exercised by delivery of written notice of the exercise of the Option to the Proposed Transferor at the address set forth in the Transfer Notice (the "Exercise Notice"). In the event the Option described above is not exercised within the 30-day period described above, then the Proposed Transferor shall have the right for a period of sixty (60) days after the expiration of the 30-day period described above (or, if sooner, after written waiver by Gigante of its Option), to Transfer to the proposed purchaser the Shares that were the subject of the Option, but only at the same price per Share and upon the same terms and conditions as set forth in the Transfer Notice. Upon a Transfer of Shares pursuant to the preceding sentence, the purchaser will receive such Shares free from any restrictions or obligations under this Agreement. Any Shares that continue to be held by the Proposed Transferor after such 60-day period shall again be subject to the restriction on Transfer and Option contained in this Agreement.

                (d)    Closing.    In the event that Gigante elects to acquire Shares from a Proposed Transferor pursuant to this Agreement, the closing of such acquisition shall take place on the date specified by Gigante in its Exercise Notice, which date shall be not later than the later of (x) thirty (30) Business Days after the date of the Exercise Notice and (y) the fifth Business Day after satisfaction, to the extent applicable, of the following: (i) the expiration or termination of all applicable waiting periods or receipt of all approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any similar foreign antitrust or competition laws and regulation, (ii) the receipt of all approvals required by any foreign governmental authorities and (iii) any necessary shareholder approval. At the closing, the Proposed Transferor shall (i) execute any documents or instruments, including, without limitation, representations and warranties, reasonably requested by the party acquiring the Shares including, without limitation, the representations and warranties contained herein, in order to effect the valid Transfer of the Shares, and (ii) deliver to the Party acquiring the Shares certificates for the Shares being sold, duly endorsed or accompanied by duly executed stock assignments separate from certificate, free and clear of all claims and encumbrances, against delivery by the Party acquiring the Shares of the consideration for the Shares being acquired.

        3.    REPRESENTATIONS; WARRANTIES AND COVENANTS OF THE PRICE ENTITIES.

        Each Price Entity represents, warrants and agrees as follows:

                (a)    Title.    Each Price Entity is the sole record and Beneficial Owner of (i) the number of shares of Common Stock set forth in Exhibit A attached hereto, (ii) the number of shares of Series A Preferred Stock set forth in Exhibit A, and (ii) the number of warrants, options or other rights to acquire or receive such Common Stock or Series A Preferred Stock, as the case may be, set forth in Exhibit A ("Existing Rights" and, together with record and Beneficial Ownership of any warrants, options or other rights to acquire or receive such shares of Common Stock or Series A Preferred Stock or other voting capital stock of PriceSmart acquired after the date hereof, "Rights"). Each Price Entity is the lawful owner of its Shares listed in Exhibit A and Existing Rights, free and clear of all liens, claims, charges, security interests or other encumbrances, except as disclosed on Exhibit A. As of the date hereof, the Shares listed in Exhibit A constitute all of the capital stock of PriceSmart owned of record or Beneficially by each Price Entity (excluding the Existing Rights) and no Price Entity or any of its Affiliates owns of record or Beneficially, or has the right to acquire (whether currently, upon the lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Shares or any other securities convertible into or exchangeable for shares of Common Stock, except pursuant to conversion of the shares of Series A Preferred Stock listed in Exhibit A or Existing Rights.

                (b)    Right to Vote.    Each Price Entity has, with respect to all of its Shares, sole voting power, sole power of disposition or sole power to issue instructions and shall not take any action or grant any Person any proxy (revocable or irrevocable) or power-of-attorney with respect to any Shares or Rights inconsistent with his or its obligations as provided by this Agreement. Each Price Entity hereby revokes any and all proxies with respect to any Shares to the extent they are inconsistent with such Price Entity's obligations under this Agreement.

                (c)    Authority.    The persons signing this Agreement on behalf of each Price Entity have been validly authorized to execute and deliver this Agreement and to consummate and perform its obligations hereunder; no other action is necessary or required to execute, deliver and perform this Agreement by such Price Entity or consummate the transactions contemplated hereby; no consent, approval or waiver of or by any Person is necessary to permit consummation by such Price Entity of the transactions contemplated herein; and this Agreement has been, and all documents to be delivered by such Price Entity, will be duly authorized and validly and properly executed and delivered and constitute or will constitute, as appropriate, the valid and binding obligations of such Price Entity, enforceable against such Price Entity in accordance with their terms.

                (d)    Conflicting Instruments.    Neither the execution and delivery of this Agreement nor the performance by any Price Entity of its agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any agreement, judgment, injunction, order, decree, federal law or regulation to which any Price Entity is a party or by which any Price Entity (or any of its assets) is bound.

                (e)    Board of Directors Approval. Robert E. Price represents and warrants that the Board of Directors of PriceSmart (the "Board of Directors") has approved the possibility of acquisition by Gigante of Shares and the consummation of the other transactions contemplated by this Agreement for all purposes under the Delaware General Corporation Law (the "DGCL"), including for purposes of paragraph (a)(1) of Section 203 of the DGCL.

                (f)    Grant of Proxy.    Each Price Entity hereby irrevocably grants to, and appoints, Gigante and any designee of Gigante, and each of them individually, such Price Entity's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Price Entity, to vote all of the Shares Beneficially Owned by it or grants a consent or approval in respect of such Shares, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, such grant to be effective only upon delivery by Gigante of a Exercise Notice pursuant to Section 2(c)(2) hereof; provided, however, that if Gigante breaches its obligation to complete the closing of an acquisition of Shares in accordance with Section 2(d), the Proposed Transferor may revoke the proxy contemplated by this Section 3(f) and its obligations under this Section 3(f) shall terminate with respect to the Shares covered by the Exercise Notice. Each Price Entity hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Price Entity hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

                (g)    Appointment and Election of Gigante Director.    From and after the Closing (as defined in the Gigante Preferred Stock and Warrant Purchase Agreement), and until the earlier of (i) such time as Gigante is no longer entitled to designate or nominate a director to the Board of Directors pursuant to the Gigante Preferred Stock and Warrant Purchase Agreement or otherwise (a "Gigante Nominee") and (ii) the two-year anniversary of the Closing Date, each Price Entity shall vote all shares of capital stock of PriceSmart Beneficially Owned by it and entitled to vote in an election of directors, in favor of the election of the Gigante Nominee.

        4.    REPRESENTATIONS; WARRANTIES AND COVENANTS OF GIGANTE.

                (a)    Authority.    Gigante represents and warrants that it is a company duly organized and existing and is in good standing under the laws of the United Mexican States; that the persons signing this agreement on behalf of Gigante have been validly authorized to do so; that no other action is necessary or required to execute, deliver and perform this Agreement by Gigante; that no consents or waivers of or by any third party are necessary to permit consummation by Gigante of the transactions contemplated herein; and that this Agreement has been, and all documents to be delivered by Gigante, will be duly authorized and validly and properly executed and delivered and constitute or will constitute, as appropriate, the valid and binding obligations of Gigante, enforceable against Gigante in accordance with their terms.

                (b)    Conflicting Instruments.    Neither the execution and delivery of this Agreement nor the performance by Gigante of its agreements and obligations hereunder will result in any breach or violation of, or be in conflict with or constitute a default under, any term of any agreement, judgment, injunction, order, decree, federal law or regulation to which Gigante is a party or by which Gigante (or any of its assets) is bound.

        5.    RELATIONSHIP OF THE PARTIES.

        This Agreement shall not make any Party an agent of any other Party for any purpose. No Party shall have the right or authority to assume, create or enlarge any obligation or commitment on behalf of any other Party and shall not represent itself having the authority to bind any other Party in any manner.

        6.    ASSIGNMENT.

        No Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party.

        7.    AMENDMENTS.

        Amendments to or modifications of this Agreement may be made only by mutual agreement of the Parties in writing.

        8.    NO WAIVER.

        The failure of any Party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

        9.    VALIDITY OF AGREEMENT.

        In the event any provision of this Agreement is held by a court having proper jurisdiction to be for any reason unenforceable or invalid, the remaining provisions of this Agreement shall continue to remain in full force and effect.

        10.    GOVERNING LAW.

                (a)  This Agreement shall be governed by and construed under the internal laws of the State of Delaware as applied to agreements entered into and to be performed entirely within that State, without reference to principles of conflict of laws or choice of law thereof.

                (b)  The Parties hereto hereby agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between any Price Entity and Gigante shall be the United States District Court for the District of Delaware, and, if such court will not hear any such suit, the courts of the state of Delaware, and the parties hereto hereby irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The Parties hereto further agree that the Parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the Parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 12 hereof. The foregoing shall not limit the rights of any Party hereto to serve process in any other manner permitted by the law or to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness.

        11.    COUNTERPARTS.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.    HEADINGS.

        The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

        13.    NOTICES.

        All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then four (4) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

To any Price Entity:	To the name and address set forth on Exhibit A hereto
To Gigante:	To the name and address set forth on the signature page hereto

        Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        14.    LANGUAGE.    The official version of this Agreement is in the English language, and shall govern over any non-English translations.

        15.    PRESS RELEASES.    No Party shall issue any press release or make any public announcement concerning the transactions contemplated hereby without the prior written consent of the other Parties.

        16.    INTEGRATION.    This Agreement is the only agreement between the parties with respect to the right of first refusal granted hereby. This Agreement supersedes all prior oral or written understandings, agreements and offers between the parties related to such subject matter.

        17.    SPECIFIC PERFORMANCE.    Notwithstanding anything herein to the contrary, if any party fails to perform any of its obligations under this Agreement, the other parties shall have the right, in addition to all other rights or remedies, to specific performance of the terms hereof.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

THE PRICE FAMILY CHARITABLE FUND:		GRUPO GIGANTE, S.A. DE C.V.
By:	/s/ SOL PRICE	By:	/s/ ANGEL LOSADA MORENO
Name:	Sol Price		Angel Losada Moreno Ejercito Nacional 769-A esquina
Its:			Moliere, Col. Nueve Granada
Delegación Miguel Hidalgo CP 11520 México D.F. Fax Number: 52-55-5269-8380
THE PRICE GROUP LLC:
By:	/s/ SOL PRICE
Name:	Sol Price
Its:

THE ROBERT AND ALLISON PRICE TRUST:
By:	/s/ ROBERT E. PRICE
Name:	Robert E. Price
Its:	Trustee
THE ROBERT & ALLISON PRICE CHARITABLE REMAINDER TRUST:
By:	/s/ ROBERT E. PRICE
Name:	Robert E. Price
Its:	Trustee
THE PRICE FAMILY CHARITABLE TRUST:
By:	/s/ SOL PRICE
Name:	Sol Price
Its:

THE SOL AND HELEN PRICE TRUST:
By:	/s/ SOL PRICE
Name:	Sol Price
Its:

ROBERT E. PRICE:
By:	/s/ ROBERT E. PRICE
Name:	Robert E. Price
SOL PRICE
By:	/s/ SOL PRICE
Name:	Sol Price

Exhibit A

PRICE ENTITIES

NAME	ADDRESS	NUMBER AND DESCRIPTION OF SHARES	NUMBER AND DESCRIPTION OF EXISTING RIGHTS
THE PRICE FAMILY CHARITABLE FUND		664,382 shares of common stock
THE PRICE GROUP LLC		165,577 shares of common stock
THE ROBERT AND ALLISON PRICE TRUST
THE ROBERT & ALLISON PRICE CHARITABLE REMAINDER TRUST		596,067 shares of common stock
THE PRICE FAMILY CHARITABLE TRUST		869,046 shares of common stock
THE SOL AND HELEN PRICE TRUST		38,594 shares of common stock

QuickLinks

RIGHT OF FIRST REFUSAL AGREEMENT BY AND AMONG GRUPO GIGANTE, S.A. DE C.V and
ROBERT E. PRICE, SOL PRICE, THE PRICE FAMILY CHARITABLE FUND, THE PRICE GROUP LLC, THE ROBERT AND ALLISON PRICE TRUST, THE ROBERT & ALLISON PRICE CHARITABLE REMAINDER TRUST, THE PRICE FAMILY CHARITABLE TRUST, AND THE SOL AND HELEN PRICE TRUST
RIGHT OF FIRST REFUSAL AGREEMENT
RECITALS
Exhibit A PRICE ENTITIES